Exhibit 10.6 ***Text Omitted and Filed Separately with the Securities and Exchange Commission. Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

RESEARCH FUNDING AGREEMENT

by and between

THE SCRIPPS RESEARCH INSTITUTE
a California nonprofit
public benefit corporation

and

ChromaPharma, Inc.
A Nevada corporation

RESEARCH FUNDING AGREEMENT

This Agreement is entered into this 5th day of June, 2017 (the “Effective Date”), by and between The Scripps Research Institute, a California nonprofit public benefit corporation located at 10550 North Torrey Pines Road, La Jolla, California 92037 ("TSRI"), and ChromaPharma, Inc., a Nevada for-profit corporation located at 10005 Muirlands Blvd., Suite G, Irvine, CA 92618 USA ("Sponsor"), with respect to the facts set forth below.

RECITALS

A.                TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to breast cancer, as more particularly described herein.

B.                Sponsor is engaged in research and development of proprietary health, wellness and nutritional ingredients, that creates science-based solutions to dietary supplement, food and beverage, skin care, sports nutrition, and pharmaceutical products.

C.               Sponsor desires to provide certain funding as part of TSRI’s research activities described above.

D.                Subject to any non-exclusive rights of the U.S. Government, TSRI is granting to Sponsor an exclusive license to certain intellectual property arising from the Research Program, in accordance with a separate License Agreement between the parties, with an Effective Date of June 1, 2017.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions outlined herein, TSRI and Sponsor hereby agree as follows:

1.           DEFINITIONS.

1.1           Affiliate. The term "Affiliate" shall mean any entity which directly or indirectly controls, or is controlled by Sponsor. The term "control" as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. Unless otherwise specified, the term Sponsor includes Affiliates.

1.2            Agreement Number. This Agreement is TSRI number SFP-2235.

1.3           Biological Materials. The term “Biological Materials” shall mean any Technology in the form of tangible materials together with any progeny, mutants, or derivatives thereof developed in performance of the Research Program.

1.4           Confidential Information. The term "Confidential Information" shall mean any and all proprietary information of TSRI or Sponsor which may be exchanged between the parties at any time and from time to time during the term hereof. The fact that a party may have marked or identified as confidential or proprietary any specific information shall be indicative that such party believes such information to be confidential or proprietary, but the failure to so mark information shall not conclusively determine that such information was or was not considered confidential information by such party. Confidential Information shall also include any information which, given the circumstances surrounding the disclosure, would be considered confidential by the disclosing party. Information shall not be considered confidential to the extent that it:

a.           Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

b.           Was known to the receiving party prior to the Effective Date, which knowledge was acquired independently and not from the other party hereto (including such party's employees); or

c.           Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

d.           Has been published by a third party as a matter of right.

1.5           Patent Rights. The term “Patent Rights” shall mean:

(a) U.S. patents or patent application(s) directed to the Technology;

(b) Foreign counterpart patents or patent applications claiming and entitled to the priority date of the respective patents and patent application(s) referenced in sub-clause (a) above;

(c) Divisionals and continuations of any patents or patent applications referenced in sub-clauses (a) and (b) above;

(d) Any claim(s) of a continuation-in-part claiming and entitled to the priority date of the respective patents and patent application(s) referenced in sub-clause (a) above; and

(e) Reissues, reexaminations, renewals and patent term extensions of the patents referenced in sub-clauses (a) - (d) above.

1.6           Principal Investigator. The term "Principal Investigator" shall mean […***…], together with such replacement persons selected in accordance with the provisions of Section 2.2 hereof.

1.7           Research Program. The term "Research Program" shall mean the research program to be undertaken by TSRI under the direction and control of the Principal Investigator as expressly set forth on Exhibit A hereto.

1.8           Research Tool. The term “Research Tool” shall mean any Technology which is designed or utilized for basic research purposes or internal drug discovery purposes and which is not utilized to produce, or incorporated into, a product.

1.9           Technology. The term "Technology" shall mean any invention, discovery, know-how, Biological Material, software, information and data, whether patentable or not, conceived and reduced to practice during the performance of the Research Program.

2.           CONDUCT OF RESEARCH PROGRAM.

2.1           Conduct of Research Program. TSRI hereby agrees to use reasonable efforts to perform the Research Program subject to the provisions of this Agreement. Notwithstanding the foregoing, TSRI makes no warranties or representations regarding its ability to achieve, nor shall it be bound to accomplish, any particular research objective or results.

2.2           Supervision of Research Program. TSRI agrees that the Research Program at TSRI shall be conducted by or under the direct supervision of the Principal Investigator. In the event that the Principal Investigator leaves TSRI, or terminates his/her involvement in the Research Program, TSRI shall use its best efforts to find a replacement Principal Investigator acceptable to Sponsor, which acceptance shall not be unreasonably withheld. In the event that TSRI shall fail to appoint a replacement Principal Investigator reasonably acceptable to Sponsor, Sponsor shall have a right to terminate this Agreement upon delivery to TSRI of written notice of intent to terminate pursuant to this Section 2.2, which notice must be delivered to TSRI not less than […***…] days nor more than […***…] days after delivery by TSRI to Sponsor of the name of the replacement Principal Investigator.

2.3           Reports. TSRI agrees that within […***…] days following the last day of each calendar year during the term of this Agreement, TSRI shall furnish Sponsor with a written report summarizing the results of the research included within the scope of the Research Program conducted by TSRI, during the immediately preceding calendar year, including but not limited to all data, conclusions, results, observations and a detailed description of all procedures. All such reports shall be treated as Confidential Information by Sponsor. TSRI further agrees to furnish Sponsor with written milestone updates every […***…] months.

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2.4           Financial and Staffing Obligations

(a) Contributions of Parties to Research Program. Contributions in the form of financial support, equipment, personnel, technology and other necessary components for the conduct of the Research Program shall be made by the parties in accordance with the terms set forth on Exhibit B. All payments due to TSRI by Sponsor shall be payable in U.S. Dollars in quarterly installments in advance, within […***…] days of the dates set forth in the following payment schedule:

1st payment: $[…***…] (USD)	due: within (10) days of the Effective Date
2nd payment: $[…***…] (USD)	due: January 1, 2018
3rd payment: $[…***…] (USD)	due: upon completion of Year 1 Milestones as described in Exhibit A and a technical review by ChromaDex with a decision to fund year 2
4th payment $[…***…]	due six months after the 3rd payment
5th payment: $[…***…] (USD)	due: upon completion of Year 2 Milestones as described in Exhibit A and a technical review by ChromaDex with a decision to fund year 3
6th payment $[…***…]	due six months after payment 5

Each payment must reference the Research Project title, Agreement Number and Principal Investigator for purposes of identification. Payments under this Section 2.4.a shall be sent to:

The Scripps Research Institute
10550 North Torrey Pines Road, TPC-7
La Jolla, California 92037
Attn: Vice President, Sponsored Programs
Fax No.: (858) 784-8037

With a copy to:
The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attn: Director, Technology Development
Fax No.: (858) 784-9910

TSRI shall not be obligated to perform any of the research specified herein or to take any other action required under this Agreement if the funding is not provided as set forth in Exhibit B and

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in accordance with the payment schedule as set forth in this Section 2.4(a). Furthermore, should Sponsor fail to make the first payment to TSRI in accordance with this Section 2.4(a), TSRI shall have the right to immediately terminate this Agreement and this Agreement shall be null and void ab initio.
(b) Capital Equipment. Equipment purchased by TSRI with funds provided by Sponsor shall be the property of TSRI. All capital equipment provided under this Agreement by Sponsor for the use of TSRI remains the property of the Sponsor unless other disposition is mutually agreed upon in writing by the parties. If title to this equipment remains with the Sponsor, Sponsor is responsible for maintenance and repair of the equipment, insuring the equipment against damage or loss, and the costs of its transportation to and from the site where it will be used.

(c) Indirect Cost Adjustment. TSRI shall have the right to adjust the payment amounts referenced above to reflect changes in the indirect cost rate negotiated between TSRI and the U.S. Government and that will be in effect during the quarter that the work is performed. TSRI will notify Sponsor in writing of any change in the indirect cost rate before the effective date of such change. The corresponding direct costs will remain fixed as specified in Exhibit B.

3.           TECHNOLOGY DISCLOSURE AND GRANT OF LICENSE.

3.1           Disclosure of Technology. After Principal Investigator submits an invention disclosure covering any Technology to TSRI’s Office of Technology Development, TSRI shall disclose such Technology in writing to Sponsor (the “Technology Disclosure”). TSRI shall use reasonable efforts to provide a Technology Disclosure that contains sufficient detail to enable Sponsor to evaluate the advisability of exercising the option granted hereunder with respect to such Technology. All such Technology Disclosures shall be maintained in confidence by Sponsor.

3.2           Option. Sponsor shall have a period of […***…] days from receipt of the Technology Disclosure from TSRI (the “Option Period”) within which to exercise its Option with respect to TSRI’s rights to the particular Technology disclosed therein. Upon delivery of written notice that Sponsor waives its Option, or upon the failure of Sponsor to exercise its Option in writing during the Option Period, either party may license the Technology to third parties as it sees fit.

3.3           Exercise of Option. Sponsor shall exercise its Option by delivering to TSRI a written notice within the Option Period which specifies the particular Technology for which the Option is being exercised. Upon such notification, TSRI and Sponsor shall amend the license agreement between the parties with an Effective Date of June 1, 2017 (“License Agreement”), in writing (to update and replace the applicable exhibits of the License Agreement), to include Technology, at the same terms and conditions as the License Agreement and for no additional consideration payable to TSRI.

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4.           INTERESTS AND RIGHTS IN INTELLECTUAL PROPERTY.

4.1           Title. TSRI shall retain sole ownership and title to TSRI Technology and to all intellectual property rights related thereto. TSRI shall, in the good faith exercise of its discretion, undertake reasonable efforts to preserve and maintain its ownership and title as TSRI deems appropriate. Ownership of and title to Technology shall be vested jointly in TSRI and Sponsor, with each owning an undivided interest therein.

4.2           Governmental Interest. TSRI and Sponsor acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI's research activities. TSRI and Sponsor acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from TSRI’s receipt of research support from the United States Government, including but not limited to, 37 CFR 401, the NIH Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

4.3           Reservation of Rights. TSRI reserves the right to use for any research or educational purposes any Patent Rights, Biological Materials, or Research Tools, without TSRI being obligated to pay Sponsor any royalties or other compensation.

5.           CONFIDENTIALITY AND PUBLICATION.

5.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without the prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

If Confidential Information is required to be disclosed by law or court order, the Party required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and shall use reasonable efforts to attempt to seek confidential treatment for that disclosure, and prior to making such disclosure that Party shall notify the other party, not later than ten (10) days (or such shorter period of time as may be reasonably practicable under the circumstances) before the disclosure in order to allow that other Party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

5.2 Publications. Sponsor acknowledges that it is the general policy of TSRI to encourage publication of research results in technical or scientific journals; and Sponsor agrees that TSRI shall have a right to publish in accordance with its general policy. TSRI shall submit to Sponsor copies of proposed publications which describe Technology and afford Sponsor a period of thirty (30) days to review the publication to (i) ascertain whether Sponsor’s Confidential Information would be disclosed by the publication; and (ii) ascertain whether or not the publication discloses any Technology to which Sponsor wishes to exercise its Option. If such publication discloses Sponsor’s Confidential Information and upon Sponsor’s written request, TSRI shall remove such Confidential Information or delay publication for up to an additional sixty (60) days to allow Sponsor to protect its Confidential Information by filing a patent application(s). In the event that Sponsor identifies any Technology to which it wishes to exercise its Option, Sponsor shall notify TSRI of such in writing. Upon such notification, TSRI shall (i) file any patent applications necessary to protect the proprietary positions of both parties in the Technology at Sponsor’s sole expense; and (ii) provide Sponsor with a Technology Disclosure in accordance with Section 3.2. Absent receipt by TSRI of any written instruction by Sponsor within the thirty (30) day period, TSRI shall be free to publish the proposed publication.

5.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports, or otherwise, relating to this Agreement or to the performance hereunder without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 5.2 of this Agreement shall not be construed as publicity governed by this Section 5.3.

6.           WARRANTY AND DISCLAIMER.

TSRI hereby represents and warrants that it has full right and power to enter into this Agreement. TSRI MAKES NO OTHER WARRANTIES CONCERNING PATENT RIGHTS, TECHNOLOGY, RESEARCH TOOLS, BIOLOGICAL MATERIALS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND TSRI DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF PATENT RIGHTS, OR THAT ANY PRODUCT, PROCESS, SERVICE, BIOLOGICAL MATERIAL, OR RESEARCH TOOL WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY PATENT RIGHTS, TECHNOLOGY, RESEARCH TOOLS OR BIOLOGICAL MATERIALS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE PATENT RIGHTS, RESEARCH TOOLS OR BIOLOGICAL MATERIALS ARE SUITABLE FOR SPONSOR’S PURPOSES.

IN NO EVENT SHALL TSRI BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY SPONSOR TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER TSRI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL

PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS SINCE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

7.           TERM AND TERMINATION.

7.1           Term. Unless terminated sooner, the initial term of this Agreement shall commence on the Effective Date and shall continue for three years.

7.2           Termination by Sponsor. Sponsor may terminate this Agreement by giving ninety (90) days advance written notice of termination to TSRI.

7.3           Termination Upon Default. Except as specified in Section 7.5, the failure of a party to perform any obligation required of it to be performed hereunder, including payment obligations under Section 2.4(a), and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default, shall constitute an event of default hereunder. For clarity, TSRI shall not be obligated to perform any of the research specified herein or to take any other action required under this Agreement if the funding is not provided as set forth in Exhibit B. Upon the occurrence of an event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party serving such notice against the defaulting party. Termination pursuant to this Section 7.4 shall not relieve the defaulting party of liability and damages to the non-defaulting party for breach of this Agreement. Waiver by any party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

7.4           Termination Upon Insolvency. This Agreement may be terminated as to any party ("Insolvent Party") by another party giving written notice of termination to the Insolvent Party upon the filing of bankruptcy or bankruptcy of the Insolvent Party or the appointment of a receiver of any of the Insolvent Party's assets, or the making by the Insolvent Party of any assignment for the benefit of creditors, or the institution of any proceedings against the Insolvent Party under any bankruptcy law. Termination shall be effective upon the date specified in this notice.

7.5           Effect of Expiration or Termination.

a.  Termination Upon Default of Sponsor. Upon the termination of this Agreement by reason of a default by Sponsor, neither party shall have any further rights or obligations with respect to this Agreement, other than the obligation of Sponsor to make any and all final payments accrued prior to the date of termination, the obligation of the parties to make all reports required hereunder, and except as provided below. Upon such termination of this Agreement, the parties shall continue to abide by their non-disclosure obligations as described in Section 5.1 and each party hereto shall fulfill any other obligations incurred prior to such termination. Any such termination of this Agreement shall not constitute the termination of any license or any other agreements between the parties which are then in effect except as expressly provided therein. In addition, upon such termination, Sections 4, 6, 7 and 9 shall survive any such termination.

b.  Expiration or Termination upon Default of TSRI. Upon the expiration of this Agreement at its regularly scheduled expiration date, or upon a termination of this Agreement on account of a default by TSRI, then TSRI shall make the disclosures required by Section 3.2 for TSRI Technology conceived or reduced to practice up to the date of said expiration or termination;[…***…]. Additionally, each party shall perform all other obligations up to the date of said expiration or termination; and the parties shall continue to abide by their non-disclosure obligations described in Section 5.1; and any previously existing license agreements or other agreements between the parties shall continue in effect. In addition, upon such expiration or termination, Sections 4, 6, 7 and 9 shall survive.

8.           ASSIGNMENT; SUCCESSORS.

8.1           Assignment. Any and all assignments of this Agreement or any rights granted hereunder by Sponsor without the prior written consent of TSRI are void except  a) to an Affiliate of Sponsor; and b) Sponsor may assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of Sponsor’s business or assets to a third party, whether by merger, sale of stock, sale of assets or otherwise, subject to Section 8.2 hereof.

8.2           Binding Upon Successors and Assigns. Subject to the limitations on assignment set forth herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Sponsor. Any such successor to or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by such party and such written assumption shall be delivered to the other Party.

9.0           GENERAL PROVISIONS.

9.1            Independent Contractors. The relationship between TSRI and Sponsor is that of independent contractors. TSRI and Sponsor are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Sponsor shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

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9.2            Dispute Resolution. Any dispute or claim between the parties arising out of or relating to this Agreement, including without limitation the breach thereof, shall be resolved according to the following dispute resolution procedures:

(a)           Such dispute shall be first addressed by the representatives of TSRI and Sponsor who have primary responsibility for managing this Agreement.

(b)  If the dispute is not resolved by such representatives within […***…] days after the date either party gives written notice that such dispute exists, then the dispute shall be referred to and addressed by the senior management of each party.

(c)           If such dispute is not resolved by the parties’ senior management within thirty (30) days after the date the dispute is referred to them, then the dispute shall be submitted to mediation. The mediator shall be a retired judge or other neutral third party mutually selected by TSRI and Sponsor who has at least ten (10) years experience in mediating or arbitrating cases in the bio-pharmaceutical industry and regarding the same or substantially similar subject matter as the dispute between Sponsor and TSRI. If the parties are unable to agree on such mediator within […***…] days after they exchange initial lists of potential mediators, a mediator with the same qualifications will be selected by the JAMS office in San Diego located at 401 B Street, San Diego, CA 92101 (after consultation with the parties).

(d)           The location of the mediation shall be in the County of San Diego, California. TSRI and Sponsor hereby irrevocably submit to the exclusive jurisdiction and venue of the mediator mutually selected by the parties or to the neutral mediator selected by JAMS of San Diego for purposes of the mediation, and to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding regarding this Agreement in the event mediation is unsuccessful as provided in sub-clause (e) below, or as provided in sub-clause (f) below, and waive any right to contest or otherwise object to such exclusive jurisdiction or venue, including without limitation any claim that such exclusive venue is not a convenient forum.

(e)             If the dispute is not resolved through mediation, either party may refer the dispute to a court of competent jurisdiction in San Diego County, California.

(f)              Notwithstanding anything to the contrary in this Agreement, prior to or while a mediation proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

9.3            Entire Agreement; Modification. This Agreement and all of the attached Exhibits set forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous written or oral agreements. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

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9.4            California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California notwithstanding any conflicts or choice of laws provisions.

9.5            No Use of Name. The use of the name "The Scripps Research Institute", "Scripps", “TSRI” or any variation thereof in connection with the advertising, sale or performance of Products, Processes, Services, Biological Materials or Research Tools is expressly prohibited.

9.6            Headings. The headings for each article and section in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

9.7            Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

9.8            No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

9.9            Attorneys' Fees. In the event of a dispute among the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with resolving such dispute or default.

9.10           Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid, and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

FOR TSRI:
The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attn: Director, Technology Development
Fax No.: (858) 784-9910

With a copy to:                    The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Attention: Chief Business Counsel
Fax No.: (858) 784-9910

FOR SPONSOR:
ChromaPharma, Inc.
10005 Muirlands Blvd, Ste G
Irvine, CA 92618, USA
Attention: Tom Varvaro
Fax No.: (949) 419-0288
Email: tom.varvaro@chromadex.com

Notices shall be deemed delivered upon the earlier of (i) when received; (ii) three (3) days after deposit into the U.S. mail; (iii) the date notice is sent via telefax, telex or cable; or (iv) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

9.11           Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Sponsor to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

9.12            Indemnity. Sponsor shall indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI and their trustees, directors, officers, employees, scientists, agents, successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all claims, suits, actions, damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by or asserted against the Indemnitees, whether or not a lawsuit or other proceeding is filed (collectively “Claim”), that arise out of or relate to any allegations regarding Sponsor’s use of the Technology or the exercise of its non-exclusive license rights under Section 3.1(b). Sponsor shall not enter into any settlement of such Claims that imposes any obligation on TSRI, that does not unconditionally release TSRI from all liability or that would have an adverse effect on TSRI’s reputation or business without TSRI’s prior written consent. Notwithstanding the above, Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. In the event Sponsor fails to promptly indemnify and defend such Claims and/or pay Indemnitees’ expenses as provided above, Indemnitees shall have the right to defend themselves, and in that case, Sponsor shall reimburse Indemnitees for all of their reasonable attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days of each of Indemnitees’ written requests. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Sponsor to Indemnitees.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:                                                                                                                                SPONSOR:

THE SCRIPPS RESEARCH INSTITUTE                                                                      CHROMAPHARMA, INC.

By:_/s/ Matt Tremblay                                                                                                     By: /s/ Tom Varvaro

Title: Vice President, Business Development                                                                  Title:  CFO                 6/9/17

EXHIBIT A

RESEARCH PROGRAM

“NICOTINAMIDE RIBOSIDE FOR ENHANCEMENT OF ENDOCRINE THERAPY AND PREVENTION OF RELAPSE IN BREAST CANCER”

Milestones and Tranched Research Funding by Year

Yr	Specific Aims and Milestones	Research Payment
1	[…***…]	$[…***…]
2	[…***…]	$[…***…]
3	[…***…]	$[…***…]

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[…***…]

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EXHIBIT B

BUDGET

[…***…]

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